Exhibit 5.1
May 5, 2021

Hewlett Packard Enterprise Company
11445 Compaq Center West Drive
Houston, TX 77070

Re:
Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (Registration No. 333-207671) and the Registration Statement on Form S-8 (Registration No. 333-217152) (collectively, the “Registration Statement”) filed by Hewlett Packard Enterprise Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

Ladies and Gentlemen:

The Registration Statement No. 333-207671 registered up to 260,000,000 shares of Hewlett Packard Enterprise Company ("HPE") common stock, par value $0.01 per share (the "Shares") and the Registration Statement No. 333-217152 registered up to 66,500,070 Shares, in each case reserved for issuance under the Hewlett Packard Enterprise Company 2015 Stock Incentive Plan (the “2015 Plan”).

The Amendment discloses that a portion of the Shares registered under the Registration Statements that are available for grant under the 2015 Plan (the “2015 Unused Shares”) as of April 14, 2021 (the "Approval Date"), plus any shares subject to awards under the 2015 Plan that are cash-settled, forfeited, terminated or lapse (including lapses to effect tax withholding on stock unit awards but not lapses for tax withholding on stock option or stock appreciation right awards) after the Approval Date (the “2015 Carryover Shares”) will become available for issuance pursuant to awards granted under the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan (the "2021 Plan").

I, or attorneys under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, I am of the opinion that the 2015 Unused Shares and the 2015 Carryover Shares have been duly authorized for issuance by HPE, and when issued in accordance with the terms of the 2021 Plan and the relevant award agreements, the 2015 Unused Shares and the 2015 Carryover Shares will be legally issued, fully paid and nonassessable.

You are further advised that I consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ Rishi Varma
Rishi Varma
Senior Vice President, General Counsel and Corporate Secretary